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Exhibit 99.2

Voyager Petroleum Announces Extension of Sublease For Detroit Processing
Facility

November 7, 2007

Hinsdale IL--(PRIME NEWSWIRE)- VOYAGER PETROLEUM, INC. (OTCBB:VYGO) (FRANKFURT:
DXD.F) is pleased to announce that on October 30, 2007, it entered into an agreement extending the existing sublease for the Detroit processing facility with D.A. Stuart Company, the current Lessee, to the earliest of the date upon which Voyager or its affiliate closes on its purchase with the current owner, the termination of the Purchase Agreement for the facility without a closing or December 31, 2007.

            The processing facility is located at 600 S. Deacon St. in Detroit, Michigan. The Company completed a Phase II environmental site assessment earlier this year and on May 15, 2007, under contract with Associated Environmental Services, LLC located in Bloomfield Hills, Michigan, filed a Baseline Environmental Assessment with the Michigan Department of Environmental Quality. The Company intends to comply with its due care requirements which include engineering, monitoring, and operating controls and procedures at the facility. The facility is 20,000 square feet and is located on 3.5 acres. It encompasses a processing plant, warehouse space and offices with railroad access and multiple loading docks. The plant houses 22 outside storage tanks and 32 inside storage tanks with heating capabilities for total storage capacity of over 700,000 gallons. The Company intends to use the plant for processing, drying, and bottling reclaimed used oil as well as blending premium oil.

            While discussing the facility, Sebastien DuFort, President of Voyager Petroleum said, "We believe the plant has the capacity to accomplish our short and mid-term goals of processing used oil to fill all of our existing open purchase orders for our current customer base. The company is preparing to blend premium oils to diversify its revenue streams and to satisfy the demand for premium oils from some of our newer customers as we continue to strive to expand our product portfolio."

Forward-Looking Statements

         This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control, and actual results.

Contact:

Investor Relations Inquiries

Prominence Media Corporation
Jelena Popovic
Tel: 1.866.483.7772
E-mail: vygo@prominencemediacorp.com

 [Forward-Looking Statements Disclaimer?]